Exhibit 2

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON ANNOUNCES INCREASE IN 43-101 ESTIMATED
RESOURCES AT HAIRHAN DEPOSIT IN MONGOLIA
Toronto, ON — March 21, 2011... Denison Mines Corp. (TSX:DML) (NYSE AMEX:DNN) (“Denison” or the “Company”) is pleased to announce that an updated resource estimate has been prepared in accordance with National Instrument 43-101 (NI 43-101) for its Hairhan deposit held by the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia. Denison holds a 70% interest in the GSJV with the Mongolian state entity Mon-Atom LLC holding 15% and the Russian concern Geologorazvedka holding the remaining 15%. The GSJV holds six exploration licenses, including Hairhan, totalling 181,574 hectares in the South Gobi region of Mongolia.
The updated NI 43-101 resource incorporates results from drilling from 2007 and 2008 in the central portion of the Hairhan deposit. This drilling comprised 278 holes totalling 46,000 metres concentrated in known mineralized areas in order to close drill spacing and to support detailed resource estimation. As a result of the drill programs, which increased the total drilling at Hairhan to over 118,000 metres, uranium contained in the Indicated Resources increased 151% and in Inferred Resources increased 67% over the resources reported previously in the report titled “Technical Report on the Uranium Exploration Properties in Mongolia” dated February 27, 2007, issued by Scott Wilson Roscoe Postle Associates Inc.
Updated Mineral Resources by Roscoe Postle Associates, Inc. (“RPA”) are shown in the following table. The resources were estimated using a cut-off of 0.02% U (0.024% U3O8) over a minimum thickness of 2 metres. The minimum Grade x Thickness for estimation is 0.04 metre-percent U (0.047 metre-percent U3O8).

	Tonnes	Grade	Tonnes	Pounds	Average
Category	(000’s)	%U	U	U3O8	Thickness (m)
Indicated	12,261	0.062	7,612	19,780,000	3.73
Inferred	5,536	0.040	2,236	5,811,000	3.03
RPA was retained by the Company to independently review, verify and present the mineral resource estimates for Hairhan. The Technical Report presenting these mineral resource estimates will be filed on SEDAR (www.sedar.com) within 45 days of this release. William E. Roscoe, Ph.D., P.Eng. of RPA, who is a Qualified Persons as defined by NI 43-101, has reviewed the technical contents related to the mineral resource estimates contained in this release.
The Hairhan uranium deposit is amendable to ISR (In Situ Recovery) techniques. A small ISR pilot test conducted in 1998 confirmed favourable geologic and hydrologic conditions for ISR at Hairhan. The next phases being planned by the Company include advancing the Hairhan exploration license to a mining license, designing a semi-commercial scale acid ISR plant, and initiating site construction and development activities in late 2011 and into 2012. The semi-commercial test will be intended to provide site specific operating costs and confirmation of production parameters to support a full commercial feasibility study and decision.

The implementation of the Hairhan development and testing program, as well as continued exploration on the other properties held by the GSJV, is contingent upon resolution of outstanding issues arising from enactment the Nuclear Energy Law of Mongolia in mid 2009. Foremost among the issues that the Nuclear Energy Law has raised are matters relating to ownership and structure of the GSJV and its projects. The Company remains hopeful that these important issues will be resolved in 2011 so that the planned programs can commence.
About Denison
Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its 60% owned flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride.
For more information, please contact

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

Jim Anderson	(416) 979-1991 Extension 372
Executive Vice President and CFO
Cautionary Statements
Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; estimates regarding Denison’s uranium and vanadium production levels and sales volumes; capital expenditure programs, estimated production costs, exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves and resources through acquisitions and development; and receipt of regulatory approvals, permits and licences and treatment under governmental regulatory regimes.
There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 19, 2010 and the Short Form Prospectus dated March 8, 2011, available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources and production; uncertainty as to reclamation and decommissioning liabilities; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; public resistance to the expansion of nuclear energy and uranium mining; uranium industry competition and international trade restrictions; incorrect assessments of the value of acquisitions; geological, technical and processing problems; the ability of Denison to meet its obligations to its creditors; actions taken by regulatory authorities with respect to mining activities; the potential influence of or reliance upon its business partners, and the adequacy of insurance coverage.

Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This press release may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
Qualified Person
The disclosure of scientific and technical information regarding Denison’s properties in this press release was prepared by or under the supervision of Terry Wetz, Director of Project Development who is a Qualified Persons in accordance with the requirements of National Instrument 43-101.